Registration No. 333-

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           BARRINGER TECHNOLOGIES INC.
             (Exact name of registrant as specified in its charter)

 Delaware                                                       84-0720473
(State or other jurisdiction                                  (I.R.S. employer
of incorporation or organization)                        identification number)

                 219 South Street, Murray Hill, New Jersey 07974
               (Address of principal executive offices; zip code)
                            ------------------------

                         1997 Stock Compensation Program
                            (Full title of the plan)

                                Stanley S. Binder
                           Barringer Technologies Inc.
                 219 South Street, Murray Hill, New Jersey 07974
                                 (908) 665-8200
                      (Name, address and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                             John D. Hogoboom, Esq.
                Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A.
                              65 Livingston Avenue
                           Roseland, New Jersey 07068
                                 (201) 992-8700
                            ------------------------


                         Calculation of Registration Fee
- --------------------------------------------------------------------------------
Title of                    Proposed            Proposed Maximum    Amount of
Securities to  Amount to be Maximum Offering    Aggregate           Registration
be Registered  Registered   Price per Share (2) Offering Price (2)  Fee
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
Common Stock,
par value
$.01 per share  600,000     $13.00              $7,800,000           $2,364
shares (1)
- --------------------------------------------------------------------------------
(1) Plus such additional shares of Common Stock as may be issuable pursuant to the anti-dilution provisions of the Company's 1997 Stock Compensation Program, as described more fully herein.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933, based upon a price of $13.00 per share, which was the average of the high and low sales prices of the Common Stock as reported on the Nasdaq National Market on September 5, 1997.

           PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I of this Registration Statement, which together constitute the prospectus to be used for offers of up to 600,000 shares of common stock, par value $.01 per share ("Common Stock"), of Barringer Technologies Inc. (the "Company") in connection with the Company's 1997 Stock Compensation Program (the "Program"), will be sent or given to such persons as specified by Rule 428 (b)(1). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act").

     The following reoffer prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Part I of Form S-3 and, pursuant to General Instruction C of Form S-8, may be used for reofferings and resales of Common Stock to be acquired, pursuant to the Program by Selling Securityholders (as defined therein and to be named in prospectus supplements) that may be deemed to be "affiliates" of the Company as defined pursuant to Rule 405 under the Securities Act of 1933, as amended.

                               REOFFER PROSPECTUS

                                 127,500 Shares
                           BARRINGER TECHNOLOGIES INC.
                                  Common Stock

     This Prospectus relates to 127,500 shares of common stock, par value $.01 per share ("Common Stock"), of Barringer Technologies Inc. (the "Company") to be offered and sold from time to time for the accounts of the Selling Securityholders set forth herein (the "Selling Securityholders"), certain of whom may be deemed to be "affiliates" of the Company as defined under Rule 405 under the Securities Act of 1933, as amended (the "Securities Act").

     The shares of Common Stock being offered hereby were acquired by the Selling Securityholders pursuant to the Company's 1997 Stock Compensation Program (the "Program") and may be sold from time to time to purchasers pursuant to this Prospectus. See "Plan of Distribution".

     The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Securityholders. The net proceeds from the sale of the Common Stock will be paid directly to the Selling Securityholders. The Company will receive net proceeds of approximately $1,249,312 upon the issuance of the Common Stock covered hereby in connection with the exercise of options granted pursuant to the Program. Such net proceeds will be added to the Company's working capital and will be used for general corporate purposes. The Company estimates that its expenses in connection with the offering of the Common Stock will be approximately $25,000.

     The Selling Securityholders may, from time to time, offer and sell the Common Stock being offered hereby in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then-current market price or at negotiated prices. The Common Stock offered hereby may be sold directly by the Selling Securityholder or through agents or broker-dealers acting as principal or agent, or in block trades or by one or more underwriters. See "Plan Of Distribution."

     On September 5, 1997, the last sale price of the Common Stock as reported on The Nasdaq National Market was $13.975 per share.

                      -----------------------------------

     See "Risk Factors" on page 5 for certain factors which should be considered by prospective purchasers of the shares of Common Stock offered hereby.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                     --------------------------------------

                The date of this Prospectus is September 8, 1997.

                              AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549; and at the Commission's Regional Offices at 500 West Madison, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at its principal office at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers, such as the Company, that file electronically with the Commission and the address of such Web site is http://www.sec.gov. The Common Stock is included in The Nasdaq National Market under the symbol BARR, and reports, proxy statements and other information regarding the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. at 33 Whitehall Street, 10th Floor, New York, New York 10004.

     The Company has filed with the Commission a Registration Statement on Form S-8 (together with all amendments thereto, the "Registration Statement") under the Securities Act of which this Prospectus is a part. This Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and related exhibits and to documents filed with the Commission. Any statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained, upon payment of the fee prescribed by the Commission, or may be examined without charge at the public reference facilities of the Commission described above.

                   -------------------------------------------

                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus:

     (i) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996; and

     (ii) The Company's Quarterly Reports on Form 10-QSB for the periods ended March 30, 1997 and June 30, 1997; and

     (iii) The description of the Common Stock set forth in the Company's Registration Statement filed on Form 8-A and any amendment or report filed for the purpose of updating such description.


     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the completion of the offering of the securities covered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above under "Documents Incorporated by Reference" (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to: Barringer Technologies Inc., 219 South Street, Murray Hill, New Jersey 07974, Attention: Secretary (telephone no. (908) 665-8200).

                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains, or incorporates by reference, forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements include, but are not limited to, the anticipated growth in the demand for the Company's products, the Company's opportunities to increase sales through, among other things, the development of new application of and markets for the IONSCAN(R) technology, the development of new products, the probability of the Company's success in the sale of IONSCAN(R)s in current or future markets, the potential effect of governmental regulations and directives changing security requirements, the ability of the IONSCAN(R) to satisfy any certification protocol adopted by the Federal Aviation Administration (the "FAA") or any other government agency, the amount and timing of domestic and foreign government appropriations for the development and deployment of advanced detection technology and the Company's liquidity and capital requirements.

     Forward-looking   statements   are   inherently   subject   to  risks   and
uncertainties, many of which can not be predicted with accuracy and some of which might not even by anticipated. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements contained or incorporated by reference herein. Important factors that could contribute to such differences are set forth herein under "Risk Factors," including, but not limited to, "Dependence on and Effects of Government Regulation and Procurement Policies," "Dependence on Large Orders; Customer Concentrations," "Dependence on IONSCAN(R) and Market Acceptance," "Dependence on New Product Development; Technological Advancement," Limited Proprietary Technology," "Fluctuations in Operating Results," "Competition," "Lengthy Sales Cycle," "International Business; Risk of Change in Foreign Regulations; Fluctuations in Exchange Rates," "Dependence on Limited Number of Suppliers," "Ability to Manage Rapid Growth" and History of Losses; Cash Constraints."

                                  RISK FACTORS

     Prospective purchasers should carefully consider the following risk factors, in addition to the other information contained or incorporated by reference in this Prospectus, before purchasing the shares of Common Stock offered hereby:

Dependence on and Effects of Government  Regulation  and Procurement Policies

     The Company's business is dependent upon purchases of IONSCAN(R)s by government agencies. Budgetary allocations for detection equipment are dependent, in part, upon government policies that fluctuate from time to time in response to political and other factors, including the public's perception of the threat of airline bombings and other terrorist acts. Growth in the Company's business is substantially dependent upon the adoption and implementation of regulations or requirements in the aviation security market, particularly in the United States, resulting in the use of advanced explosives detection systems, including trace particle detection equipment. The Company expects that a substantial portion of current and anticipated purchases of advanced detection equipment in the aviation security market will be made by the FAA with appropriated funds. In addition, growth in the Company's business will also be dependent on continued government purchases of IONSCAN(R)s for drug interdiction applications. A reduction of funding for security efforts or drug interdiction could materially and adversely affect the Company's business, financial condition and results of operations. There can be no assurance that funding for the purchase of such equipment will be continued or as to the level of such funding. A substantial amount of the funds appropriated to date have been and amounts appropriated in the future will continue to be used to purchase equipment utilizing other technologies, such as enhanced x-ray, computer aided tomography("CATSCAN") and other bulk imaging technologies. Accordingly, there can be no assurance as to the amount that will ultimately be spent on the purchase of trace particle detection equipment or as to the number of IONSCAN(R)s that will actually be purchased. In addition, there can be no assurance that the Company's products will meet any certification or other requirements that may be adopted by the FAA or any other government agency.

Dependence on Large Orders; Customer Concentrations

     In any given fiscal year, the Company's revenues have principally consisted, and the Company believes will continue to consist, of orders for multiple IONSCAN(R)s from a limited number of customers. For example, during the first half of 1997, the Company received large orders for its IONSCAN(R) from the FAA and the U.S. Coast Guard. While the number and identity of the Company's customers may vary from period to period, the Company is nevertheless dependent upon these multiple orders for a substantial portion of its revenues. There can be no assurance that the Company will obtain such multiple orders on a consistent basis. During the first half of 1997, approximately $4.8 million, or 51.2%, of the Company's revenues were generated from sales to the Company's three largest customers. During the fiscal year ended December 31, 1996, revenues from the Company's three largest customers were approximately $4.3 million, or 39.3%, of the Company's revenues. The Company anticipates that a significant portion of its future revenues will result from orders from the FAA. The Company's inability to obtain sufficient multiple orders or to expand its customer base could have a material adverse effect on the Company's business, financial condition and results of operations.

Dependence on IONSCAN(R) and Market Acceptance

     The Company derives substantially all of its revenues from the sale of IONSCAN(R)s and its future profitability is substantially dependent on the Company's ability to market the IONSCAN(R) successfully. There can be no assurance that markets for IONSCAN(R) technology will develop as the Company expects or that the Company will be able to capitalize on such market development. Similarly, there can be no assurance that any markets that do develop will be sustained.

Dependence on New Product Development; Technological Advancement

     The Company's success is dependent upon its ability to continue to enhance the IONSCAN(R) and to develop and introduce in a timely manner new products that incorporate technological advances, keep pace with evolving industry standards and respond to changing customer requirements. If the Company is unable to develop and introduce new products or enhancements in a timely manner in response to changing market conditions or customer requirements, the Company's business, financial condition and results of operations would be materially and adversely affected.

     In addition, from time to time the Company or its present or potential competitors may introduce new products, capabilities or technologies that have the potential to replace, shorten the life spans of, or render obsolete the Company's existing products. There can be no assurance that the Company will be successful in convincing potential customers that the IONSCAN(R) is superior to such other systems or products, that new systems with comparable or greater performance, lower prices and faster or equivalent throughput will not be introduced, or that, if such products are introduced, customers will not delay or cancel existing or future orders for the IONSCAN(R). Announcements of currently planned or other new products may cause customers to delay their purchasing decisions in anticipation of such products, as occurred in late 1994 when the Company introduced the Model 400 IONSCAN(R). Such delays could have a material adverse effect on the Company's business, financial condition and results of operations.

Limited Proprietary Technology

     Certain of the technology used in the IONSCAN(R) is licensed by the Company from the Canadian government pursuant to a license agreement that expires in March 1999, subject to the Company's right to extend on a year-to-year basis through March 2009. While the Company holds patents relating to certain components, systems and techniques used in the IONSCAN(R) and while certain other elements of the IONSCAN(R) are protected by other intellectual property rights, the Company has no comprehensive patent or similar exclusive intellectual property right covering the IONSCAN(R) in its entirety. In addition, the basic IMS technology used by the Company is not proprietary and is available in the public domain. Accordingly, present and potential competitors could use such basic technology to duplicate the performance of the IONSCAN(R).

Fluctuations in Operating Results

     The Company's past operating results have been, and its future operating results will be, subject to fluctuations resulting from a number of factors, including: the timing and size of orders from, and shipments to, major customers; budgeting and purchasing cycles of its customers; delays in product shipments caused by customer requirements or the inability of customers to accept shipments; the timing of enhancements to the IONSCAN(R) by the Company or new products introduced by the Company or its competitors; changes in pricing policies by the Company, its competitors or suppliers, including possible decreases in average selling prices of the IONSCAN(R) in response to competitive pressures; the proportion of revenues derived from competitive bid processes; the mix between sales to domestic and international customers; market acceptance of enhanced versions of the IONSCAN(R); the availability and cost of key components; the availability of manufacturing capacity; and fluctuations in general economic conditions. The Company also may choose to reduce prices or to increase spending in response to competition or to pursue new market opportunities, all of which may have a material adverse effect on the Company's business, financial condition and results of operations. The Company's revenues in any period are derived from sales of IONSCAN(R)s to a limited number of customers and are generally recognized upon shipment. As a result, variations in the number of orders or the timing of shipments may cause the Company's quarterly and annual operating results to vary substantially. See "--Dependence on Large Orders; Customer Concentrations."

     Moreover, government agencies and certain other customers expend unused budgeted funds at the end of their respective fiscal years, causing the Company's sales to be higher during such periods. Because the Company generally recognizes substantially all of the revenue from a sale upon shipment, and because the recognition of revenue from the sale of relatively few IONSCAN(R)s may substantially impact the Company's profitability during any period, the impact of these budgetary considerations on the delivery date of a relatively few units could significantly affect the Company's quarterly results and the predictability of such quarterly results.

Competition

     The Company competes with other entities, including Thermedics Detection Inc., InVision Technologies, Inc. and Vivid Technologies, Inc., a number of which have significantly greater financial, marketing and other resources than the Company. Principal competitive factors include selectivity (the ability of an instrument to identify the presence of a particular substance), sensitivity (the ability of an instrument to detect small amounts of a particular substance), false alarm rate, price, marketing, ease of use and speed of analysis. There can be no assurance that the Company will be able to continue to compete successfully with its competitors or be able to compete with new market entrants or in new markets that may develop.

     The Company competes for government expenditures with equipment manufacturers utilizing other types of detection technologies, including enhanced x-ray, CATSCAN and other bulk imaging technologies, as well as with manufacturers of other ion mobility spectrometry ("IMS") equipment and manufacturers using other trace particle detection technologies, such as gas chromatography and chemiluminescence.

     The Company also competes with the use of canines to locate the presence of explosives or drugs.

     As a result of recent government initiatives, the Company anticipates that additional technologies, including improved IMS technologies, will be developed and that new competitors will enter the Company's markets. The failure of the Company to develop improvements or otherwise successfully compete in its markets would have a material adverse effect on the Company's business, financial condition and results of operations. See "--Dependence on and Effects of Government Regulation and Procurement Policies."

Lengthy Sales Cycle

     The Company's sales process is often protracted due to the lengthy approval processes that typically accompany government expenditures. Typically, six to 12 months may elapse between a new customer's initial evaluation of the IONSCAN(R) and the execution of a contract. See "--Fluctuations in Operating Results."

International Business; Risk of Change in Foreign Regulations; Fluctuations in Exchange Rates

     The Company  markets its  products to  customers  outside of the U.S.  and, accordingly, is exposed to the risks of international business operations, including unexpected changes in foreign and domestic regulatory requirements, possible foreign currency controls, uncertain ability to protect and utilize its intellectual property in foreign jurisdictions, currency exchange rate fluctuations or devaluations, tariffs or other barriers, difficulties in staffing and managing foreign operations, difficulties in obtaining and managing vendors and distributors and potentially negative tax consequences. International sales are subject to certain inherent risks including embargoes and other trade barriers, staffing and operating foreign sales and service operations and collecting accounts receivable. The Company is also subject to risks associated with regulations relating to the import and export of high technology products. The Company cannot predict whether quotas, duties, taxes or other charges or restrictions upon the importation or exportation of the Company's products in the future will be implemented by the U.S. or any other country. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business, financial condition and results of operations.

     A portion of the Company's revenues and expenses are denominated in foreign currencies. Fluctuations in currency exchange rates could adversely affect the Company's profitability and could cause the Company's products to become relatively more expensive to customers in a particular country, leading to fewer sales or reduced selling prices in that country. As a result, the Company is exposed to a certain degree of exchange rate risk. The Company generally does not hedge its foreign exchange exposure. There can be no assurance that the Company will not experience material losses in the future as a result of currency fluctuations or that any such losses will not have a material adverse effect on the Company's business, financial condition and results of operations.

Dependence on Limited Number of Suppliers

     Certain key components used in the Company's products have been designed by the Company to its specifications and are currently purchased from only one or a limited number of suppliers. The Company currently does not have long-term agreements with these suppliers. Moreover, in view of the high cost of many of these components, the Company does not maintain significant inventories of some necessary components. Recently, the Company has significantly increased its purchases of certain components to meet expected demand for the IONSCAN(R). As a result, in certain circumstances, the Company has had to enter into new supply relationships in order to satisfy its increased demand for components and may be required to do so in the future. If the Company's suppliers were to experience financial, operational, production or quality assurance difficulties, the supply of components to the Company would be reduced or interrupted. In the event that a supplier were to cease operations, discontinue production of a component or withhold supply for any reason, the Company might be unable to acquire certain components from alternative sources, to find alternative third-party manufacturers or sub-assemblers, or to obtain sufficient quantities of certain components, which could result in delays or interruptions in product shipments, and could have a material adverse effect on the Company's business, financial condition and results of operations.

Ability to Manage Rapid Growth

     The Company has rapidly expanded its business operations as a result of increased demand for the IONSCAN(R), which has placed significant demands on the Company's manufacturing, management and working capital resources and operating, management and financial control systems. Failure to maintain needed resources or to enhance the Company's operating, management and financial control systems as and when necessary, or difficulties encountered during such enhancements, could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's future growth also will depend on its ability to continue to improve and expand its engineering and technical resources and to attract, retain and motivate key personnel. The failure of the Company to increase its revenues sufficiently to compensate for increased expenses resulting from current or future expansion, or the Company's failure to otherwise adequately manage the growth of its business, would have a material adverse effect on the Company's business, financial condition and results of operations.

History of Losses; Cash Constraints

     The Company sustained net losses of $2.6 million and $827,000 for the years ended December 31, 1994 and 1995, respectively, and had an accumulated deficit of $12.3 million at June 30, 1997. Although the Company generated net income of $2.1 million and $2.3 million for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively, the Company used $1.4 million and $1.3 million, respectively, of cash in operations during such periods as a result of the need for working capital to support higher levels of accounts receivable and inventory. The Company's failure to generate positive operating cash flow or to maintain other sources of working capital could result in significant cash shortages that could have a material adverse effect on the Company's business, financial condition and results of operations.

Retention of and Dependence on Key Personnel

     The Company's success will depend, in part, on its ability to retain the services of its key personnel, including management and scientific employees, who are and will continue to be instrumental in the development and management of the Company's business. Although the Company has entered into employment agreements with its Chief Executive Officer and certain of its other senior executives, the loss of the services of one or more of the Company's key employees could have a material adverse effect on the Company.

Warranty Claims

     The Company generally provides a one-year parts and labor warranty on each IONSCAN(R), although from time to time the Company has provided extended warranties. Although the Company has not experienced significant warranty claims, there can be no assurance that such claims will not increase as the Company's sales increase. Increased warranty claims could have a material adverse effect on the Company's business, financial condition and results of operations.

Potential Product Liability Insurance Limits

     The Company currently maintains product liability insurance in the amount of $5.0 million per occurrence. The Company's insurance policy covers certain claims and the cost of legal fees involved in the defense of such claims, which are either covered under the policy or alleged in such a manner so as to invoke the insurer's duty to defend the Company. The Company believes that, as it distributes more products into the marketplace and expands its product lines, its exposure to potential product liability claims and litigation may increase. There can be no assurance that the Company's current level of insurance will be sufficient to protect the business and assets of the Company from all claims, nor can any assurance be given that the Company will be able to maintain its existing coverage or obtain additional coverage at commercially reasonable rates. Product liability losses in excess of insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations.

Volatility of Common Stock Price

     Prior to this Offering, there have been significant fluctuations in the trading price of the Common Stock. No assurance can be given that such volatility will not continue.

Shares Eligible For Future Sale

     Assuming the options covering all of the shares of Common Stock registered hereby are exercised, as of August 25, 1997, 5,492,429 shares of Common Stock were outstanding. In addition, in September 1997, the Company filed a registration statement with the Commission relating to the proposed public offering of up to 2,300,000 shares of Common Stock. All of the shares offered hereby and all of the shares issuable upon completion of the proposed public offering will be freely tradable unless acquired by affiliates of the Company. An additional 1,485,649 shares of Common Stock are issuable upon the exercise or conversion of outstanding stock options, warrants and convertible securities, 1,346,649 of which have been registered for resale or, pursuant to the registration statement of which this Prospectus is a part will be registered for resale, by the holders thereof and are, therefore, freely tradable and the balance of which are subject to registration rights pursuant to which the holders thereof can cause the Company to effect the registration of such shares for resale.

     The Company cannot predict the effect, if any, that sales of additional shares of Common Stock or the availability of shares for future sale will have on the market price of the Common Stock. Sales in the public market of substantial amounts of Common Stock (including shares issued upon the exercise or conversion of outstanding options, warrants and convertible securities), or the perception that such sales might occur, could adversely affect prevailing market prices for the Common Stock. Such sales also may make it more difficult for the Company to sell equity securities or equity related securities in the future at a time and price that the Company deems appropriate.

Certain Charter Provisions

     The Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), contains provisions which require the favorable vote of the holders of not less than 80% of the outstanding shares of Common Stock for the approval of any merger, consolidation or other combination with, or sale, lease or exchange of all or substantially all of the assets of the Company to, another entity holding more than 10% of the Company's outstanding voting equity securities or any affiliate of such entity. These provisions could discourage potential acquisition proposals, delay or prevent a change in control of the Company and limit the price that certain investors might be willing to pay in the future for shares of the Common Stock.

     The Board of Directors of the Company is empowered to issue shares of preferred stock without stockholder action. The existence of this "blank check" preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise and may adversely affect the prevailing market price of the Common Stock. The Company currently has no plans to issue additional shares of preferred stock. In addition, Section 203 of the Delaware General Corporation Law prohibits certain persons from engaging in business combinations with the Company.

                                   THE COMPANY

     The Company is the world's leading manufacturer (based on units sold) of high sensitivity equipment used for detecting and identifying trace amounts of plastic and other explosives and illegal drugs. The Company designs and produces products that employ a proprietary application of IMS technology that can detect and identify targeted compounds in amounts smaller than one-billionth of a gram in approximately six seconds. The Company's principal product, the IONSCAN(R), is a portable desktop system. As of June 30, 1997, the Company had sold over 500 units in 39 countries.

     The markets for the Company's IONSCAN(R) currently include aviation security, other transport security, facilities protection, forensics, military, corrections, customs and law enforcement. The Company's customers include the FAA, the U.S. Coast Guard, the U.S. Drug Enforcement Agency and the Federal Bureau of Investigation, as well as customs agencies in France, Canada and Japan and various prison facilities in the U.S. and elsewhere. The IONSCAN(R) is also installed at over 40 airports and transportation centers throughout the world, including Gatwick and Heathrow airports in the United Kingdom, John F. Kennedy International Airport, certain European Passenger Service terminals and the Eurotunnel. The Company believes that its principal competitive advantages are the detection capability, reliability, versatility, cost effectiveness, ease of use and portability of the IONSCAN(R). These advantages enable the IONSCAN(R) to be used both in lieu of and in conjunction with bulk imaging technologies, such as enhanced x-ray and CATSCAN.

     The Company believes that many of the markets it serves are experiencing substantial growth. Recently, growth in the markets for advanced explosives detection technology has accelerated significantly, principally in reaction to heightened safety concerns caused by the threat of terrorism. For example, in October 1996, Congress appropriated $144 million for the procurement of advanced explosives detection technology for aviation security. Terrorist attacks on bus and train stations, the World Trade Center and the Alfred R. Murrah Federal Building in Oklahoma City also have resulted in the deployment of advanced explosives detection technology for other uses. In addition, according to the U.S. Office of National Drug Control Policy, use of certain illegal drugs has increased during the past five years. As a result of increased drug usage, a heightened public awareness of drug-related criminal activity and the use of more sophisticated techniques by drug traffickers, government agencies have increasingly turned to advanced detection technology to assist in their drug interdiction efforts.

     The Company markets its products through a direct sales organization comprised of 18 sales people located at its headquarters in New Jersey and at offices in Toronto, London, and Paris. In addition, the Company utilizes a network of 49 independent sales and service representatives located in Europe, the Middle East, Africa, Asia, South America and Australia.

     The Company was incorporated under the laws of the State of Delaware on September 7, 1967. The Company's principal executive offices are located at 219 South Street, Murray Hill, New Jersey 07974, and its telephone number is (908) 665-8200.

                                 USE OF PROCEEDS

     The Company will not receive any of the net proceeds from the sale of the Common Stock offered hereby. All net proceeds from the sale of the Common Stock will be paid directly to the Selling Securityholders. The Company will receive net proceeds of approximately $1,249,312 upon the issuance of the Common Stock covered hereby in connection with the exercise of options granted pursuant to the Agreements. Such net proceeds will be added to the Company's working capital and will be used for general corporate purposes.

                             SELLING SECURITYHOLDERS

     The 127,500 shares of Common Stock to which this Prospectus relates will be offered from time to time by the Selling Securityholders who are Stanley S.
Binder, John H. Davies, Richard S. Rosenfeld, Kenneth S. Wood, Richard D. Condon, John J. Harte, John D. Abernathy, James C. McGrath, David Martinak and Ludo Daubner. Prior to December 1995, the Company controlled Barringer Laboratories, Inc. ("Labco"), a publicly traded company that provides comprehensive laboratory-based analytical and consulting services in the United States and Mexico. Until November 1996, Mr. Harte was the Chairman of the Board and a director of Labco and Mr. Binder served as a director of Labco. During 1996, the Company completed the sale of its interest in Labco, and in connection therewith, Messrs. Harte and Binder resigned their respective positions with Labco in November 1996.

     Messrs. Abernathy, Condon and McGrath are non-employee directors of the Company. Mr. Harte currently is a director and the Vice President, Special Projects, of the Company. Mr. Davies is a director and the Executive Vice President of the Company, and the President and Chief Executive Officer of Barringer Research Ltd ("BRL"), a subsidiary of the Company. Mr. Binder is the Chairman of the Board, a director and the President and the Chief Executive Officer of the Company. Mr. Wood is the President of Barringer Instruments, Inc., a subsidiary of the Company. Mr. Rosenfeld is the Company's Vice President-Finance and Chief Financial Officer. Mr. Martinak is a Vice President, Sales, of BRL, and Mr. Daubner is the Vice President, Manufacturing, of BRL. Other than as noted above, there are no material relationships between any of the Selling Securityholders and the Company or any of its predecessors or affiliates, nor have such material relationships existed within the past three years.

     The following table sets forth certain information with respect to the Selling Securityholders as of August 25, 1997.


                                                                                                          Common Stock
                                            Common Stock                      Maximum                 Beneficial Ownership
           Selling                      Beneficial Ownership                 Amount to                  After Offering if
       Securityholder                  Prior to Offering(1)(2)              be Sold(2)                Maximum is Sold(1)(2)
- ------------------------------    ----------------------------------     ------------------    ------------------------------------

                                      Amount             Percent                                    Amount              Percent
                                  ----------------    ---------------                          -----------------     --------------

Stanley S. Binder (3)                216,136               3.8                37,500               178,636                3.2
John H. Davies (4)                   165,732               3.0                25,000               140,732                2.5
Richard S. Rosenfeld (5)              83,536               1.5                19,500                64,036                1.2
Kenneth S. Wood(6)                    96,136               1.7                22,500                73,636                1.3
Richard D. Condon (7)                 35,500                *                  3,000                32,500                 *
John J. Harte (8)                     63,100               1.1                 3,000                60,100                1.1
John D. Abernathy (9)                 38,204                *                  3,000                35,204                 *
James C. McGrath (10)                 34,250                *                  3,000                31,250                 *
David Martinak (11)                   11,145                *                  5,000                 6,145                 *
Ludo Daubner (12)                     26,613                *                  6,000                20,613                 *

- -----------------------
*Less  than  1%.

(1) Assumes the full exercise or conversion of all outstanding convertible securities, warrants, rights or options for such person or entity.
(2)  Certain amounts shown are subject to adjustment in certain circumstances.
(3) Includes 137,500 shares of Common Stock issuable upon the exercise of options and 12,500 shares of Common Stock issuable upon the exercise of warrants owned by Mr. Binder.
(4) Includes 94,500 shares of Common Stock issuable upon the exercise of options and 12,500 shares of Common Stock issuable upon the exercise of warrants owned by Mr. Davies.
(5) Includes 69,500 shares of Common Stock issuable upon the exercise of options and 5,000 shares of Common Stock issuable upon the exercise of warrants owned by Mr. Rosenfeld. Also includes 3,636 shares of Common Stock beneficially owned by Richard Rosenfeld as custodian for a minor child.
(6) Includes 82,500 shares of Common Stock issuable upon the exercise of options.
(7) Includes 25,500 shares of Common Stock issuable upon the exercise of options and 5,000 shares issuable upon the exercise of warrants owned by Mr. Condon.
(8) Includes 25,500 shares of Common Stock issuable upon the exercise of options and 5,000 shares of Common Stock issuable upon the exercise of warrants owned by Mr. Harte.
(9) Includes 29,250 shares of Common Stock issuable upon the exercise of options and 2,500 shares of Common Stock issuable upon the exercise of warrants owned by Mr. Abernathy.
(10) Includes 29,250 shares of Common Stock issuable upon the exercise of options.
(11) Includes 7,500 shares of Common Stock issuable upon the exercise of options.
(12) Includes 16,750 shares of Common Stock issuable upon the exercise of options.

                              PLAN OF DISTRIBUTION

     The distribution of the Common Stock by the Selling Securityholders, or by the Selling Securityholders' pledgees, donees, transferees or other successors in interest, may be effected from time to time in one or more transactions on The Nasdaq National Market, in special offerings, exchange distributions and/or secondary distributions pursuant to and in accordance with the applicable rules of the National Association of Securities Dealers, Inc. ("NASD"), in the over-the-counter market, in negotiated transactions (including, without limitation, privately negotiated transactions), through the writing of options on the Common Stock, or through the issuance of other securities convertible into shares of the Common Stock (whether such options or other securities are listed on an options or securities exchange or otherwise), or a combination of such methods of distribution, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any or all of the Common Stock may be sold from time to time to purchasers directly by a Selling Securityholder. Sales of Common Stock also may be made pursuant to Rules 144, 144A or 904 of the Securities Act, provided that the requirements of such rules, including, without limitation, any applicable holding periods and manner of sale requirements, are met. Alternatively, a Selling Securityholder may from time to time offer any or all of the Common Stock through underwriters, dealers, brokers or agents, including in transactions in which any such underwriters, dealers, brokers or agents solicit purchasers, in block transactions or in transactions in which any such underwriters, dealers, brokers, or agents will attempt to sell such shares of Common Stock as an agent but may resell such shares of Common Stock as a principal pursuant to this Prospectus. Any underwriters, dealers, brokers or agents participating in the distribution of the Common Stock offered hereby may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a Selling Securityholder and/or purchasers of Common Stock for whom they may act as agents (which compensation may be in excess of customary commissions). In addition, a Selling Securityholder and any such underwriters, dealers, brokers or agents that participate in the distribution of Common Stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of shares of the Common Stock may be deemed to be underwriting compensation. Additionally, the Selling Securityholders may pledge shares of the Common Stock, and in such event agents or dealers may acquire the shares of the Common Stock or interests therein, and may, from time to time, effect distribution of shares of the Common Stock or interests in such capacity.

     At the time any underwritten or coordinated distribution of the Common Stock is made, to the extent required, a supplement to this prospectus will be distributed which will set forth the aggregate number of shares of Common Stock being offered and the terms of the offering, including the name or names of any participating Selling Securityholders, underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     In order to comply with the securities laws of certain states, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Common Stock may not be sold unless registered or qualified for sale in such state or unless an exemption from registration or qualification is available and such sale is made in compliance with such exemption.


        SECURITIES AND EXCHANGE COMMISSION'S POSITION ON INDEMNIFICATION

     Article Tenth of the Company's Certificate of Incorporation and Section 10 of the Company's by-laws, as amended, provide that the Company shall, to the fullest extent permitted by law, indemnify each person (including the heirs, executors, administrators and other personal representatives of such person) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was a director or officer of the Company or is serving any other incorporated or unincorporated enterprise in any of such capacities at the request of the Company. Such provisions may provide indemnification to the officers, directors or controlling persons of the Company for liability under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby have been passed upon for the Company by Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A., Roseland, New Jersey.

                                     EXPERTS

     The consolidated financial statements incorporated by reference in this Prospectus as of December 31, 1995 and 1996 and each of the years in the three year period ended December 31, 1996, have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference and are incorporated herein in reliance upon such reports of such firm given upon their authority as experts in accounting and auditing.

No dealer, salesman or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

                                 127,500 Shares

                          BARRINGER TECHNOLOGIES INC.
                                  Common Stock

                     ______________PROSPECTUS______________


                              ---------------------

                               September 8, 1997


                                TABLE OF CONTENTS

                                                   Page

Available Information................................
Documents Incorporated
  by Reference.......................................
Forward-Looking Statements...........................
Risk Factors.........................................
The Company..........................................
Use of Proceeds......................................
Selling Securityholders..............................
Plan of Distribution.................................
Securities and Exchange Commission's
  Position on Indemnification........................
Legal Matters........................................
Experts  ............................................

           PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

     The  following   documents  filed  by  Barringer   Technologies  Inc.  (the
"Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

     (i) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996;

     (ii) The Company's Quarterly Reports on Forms 10-QSB for the periods ended March 31, 1997 and June 30, 1997; and

     (iii)The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A including any amendment or report filed for the purpose of updating such information.

     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"). Any statement contained in any Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         Not Applicable.

Item 6.  Indemnification of Directors and Officers

     Article Tenth of the Company's Certificate of Incorporation, as amended ("Certificate of Incorporation") and Section 10 of the Company's by-laws, as amended ("By-laws"), provide that the Company shall, to the fullest extent permitted by law, indemnify each person (including the heirs, executors, administrators and other personal representatives of such person) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was a director or officer of the Company or is serving any other incorporated or unincorporated enterprise in any of such capacities at the request of the Company. Section 145 of the General Corporation Law of the State of Delaware (the "GCL") permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been judged liable to the corporation unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Article Tenth of the Certificate of Incorporation also contains a provision limiting the personal liability of directors to the fullest extent permitted or authorized by the GCL or other applicable law. Under the GCL, such provision would not limit liability of a director for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) payment of dividends or repurchases or redemptions of stock other than from lawfully available funds, or
(iv) any transactions from which the director derives an improper benefit.

Item 7.  Exemption From Registration Claimed

         Not applicable.

Item 8.  Exhibits

     The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9.  Undertakings

         (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any acts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Murray Hill, State of New Jersey, on September 8, 1997.


                                            BARRINGER TECHNOLOGIES INC.



                                            By: /s/Stanley S. Binder
                                                _______________________________
                                                Stanley S. Binder, President
                                                and Chief Executive Officer

     Pursuant  to  the   requirement  of  the  Securities  Act  of  1933,   this
registration statement has been signed by the following persons in the capacities indicated on September 8, 1997. Each of the undersigned hereby constitutes and appoints Stanley S. Binder, Kenneth S. Wood and Richard S. Rosenfeld, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 relating to the Company's 1997 Stock Compensation Program and to file the same, together with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and such other state and federal government commissions and agencies as may be necessary or advisable, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Signature                                            Capacity


   /s/Stanley S. Binder
   ________________________                   President, Chief Executive Officer
      Stanley S. Binder                       (Principal Executive Officer) and
                                               Director


   /s/John D. Abernathy
   _________________________                  Director
      John D. Abernathy


   /s/Richard D. Condon
   __________________________                 Director
      Richard D. Condon


   /s/John H. Davis
   __________________________                 Director
      John H. Davis


   /s/John J. Harte
   __________________________                 Director
      John J. Harte


   /s/James C McGrath
   __________________________                 Director
      James C. McGrath


   /s/Richard S. Rosenfeld
   __________________________                 Vice President-Finance, Chief
      Richard S. Rosenfeld                    Financial Officer and Treasurer
                                              (Principal Accounting and
                                              Principal Financial Officer)

                                  EXHIBIT INDEX


  Exhibit
  Number                          Description                         Page No.

   4.1      Certificate of Incorporation of Barringer
            Technologies  Inc.  (previously  filed as Exhibit
            3.1 to the Company's Registration Statement on Form SB-2 (File No. 333-33129) and incorporated herein by reference).

    4.2     By-laws of Barringer  Technologies  Inc.
            (previously filed as Exhibit 3.2A to the Company's Annual Report on Form 10K/A-2 for the fiscal year ended December 31, 1994
            (File No. 0-3207) and incorporated herein by reference).

    5.1     Opinion of Lowenstein, Sandler, Kohl,
            Fisher & Boylan, P.A.

   23.1     Consent of BDO Seidman, LLP.

   23.2     Consent of Lowenstein,  Sandler,  Kohl,
            Fisher & Boylan,  P.A.  (included in
            Exhibit 5.1 to this Registration Statement).

   24.1     Power of Attorney (included on the signature page).